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                                                                       Exhibit 8

                       [Deloitte & Touche LLP letterhead]
April 6, 1998


Board of Directors
Oglebay Norton Company
1100 Superior Avenue, 20th Floor
Cleveland, Ohio 44114-2598

Dear Board:

This letter is in response to your request for our tax opinion on the federal income tax consequences of the merger of Oglebay Norton Merger Company (the "Merger Company") with and into Oglebay Norton Company ("Oglebay Norton") with Oglebay Norton surviving and the conversion of the Oglebay Norton shares held by the former shareholders of Oglebay Norton to shares of Oglebay Norton Holding Company (the "Holding Company") pursuant to the Agreement and Plan of Merger by and among Oglebay Norton, the Holding Company, ONCO Investment Company (the "Investment Company"), and the Merger Company dated April 6, 1998 (the "Plan").

Our opinion is based upon the representations provided and our understanding of the facts. Specifically, we have relied upon the representations set forth in Oglebay Norton's letter dated April 6, 1998 ("Representation Letter"), and the statement of facts in the following documents: the Plan and the Form S-4 Registration Statement filed with the Securities and Exchange Commission (SEC), filed April 6, 1998 ("Form S-4").

FACTS
-----

Oglebay Norton, a corporation organized under the laws of the state of Delaware, is the parent corporation of an affiliated group of corporations filing a consolidated federal income tax return. Oglebay Norton files its consolidated return on the basis of a December 31 fiscal year. As of March 2, 1998, Oglebay Norton is authorized to issue 10,000,000 shares of common stock of which 4,763,351 shares are issued and outstanding ("Oglebay Norton Common Stock"), each of which is entitled to one vote and which are publicly traded. Oglebay Norton is authorized to issue 5,000,000 shares of preferred stock, none of which is outstanding. Oglebay Norton's principal business consists of marine transportation. Through its subsidiaries, it also engages in industrial sands and engineered materials.



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April 6, 1998
Board of Directors
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The Holding Company is a corporation organized under the laws of the state of
Ohio on March 2, 1998. At the Effective Date, the Holding Company will have an authorized capital stock consisting of 30,000,000 common shares, par value $1.00 per share (the "Holding Company Common Stock"), of which one share is issued and outstanding and is owned by Oglebay Norton, and 5,000,000 shares of preferred stock, without par value (the "Holding Company Preferred Stock"). After the transaction, 4,816,258 shares of the Holding Company Common Stock will be outstanding, each of which will be entitled to one vote and which will be publicly traded.

The Investment Company is a corporation organized under the laws of the state of Ohio on March 6, 1998 and was formed as a first-tier holding company. The Investment Company is authorized to issue 100 shares of common stock, $1.00 par value (the "Investment Company Common Stock"), of which one share is issued and outstanding and owned by the Holding Company.

The Merger Company is a corporation organized under the laws of the state of Delaware on March 6, 1998, and was formed to facilitate the proposed transaction described herein. The Merger Company is authorized to issue 100 shares of common stock, $1.00 par value (the "Merger Company Common Stock"), of which one share is issued and outstanding and owned by the Investment Company.

The Board of Directors of Oglebay Norton have determined that it is in the best interest of the company and its shareholders to form a holding company structure. Such a structure will, to some extent, enable Oglebay Norton to insulate certain of its assets and operations from some of the risks incident to other operations and broaden the alternatives available for future financing. Accordingly, the following proposed transaction is being undertaken to accomplish this purpose.

TRANSACTION
-----------

Pursuant to the Plan, the following transaction will take place:

         1. In accordance with the Delaware General Corporation Law ("DGCL"), the Merger Company will merge with and into Oglebay Norton with Oglebay Norton surviving.

            (a) Upon the consummation of the Merger, by virtue of the Merger and without any action on the part of the Investment Company, the one share of the Merger Company Common Stock outstanding immediately prior to the Effective Date shall be changed and converted into one share of the Oglebay Norton Common Stock, which will be owned by the Investment Company.


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April 6, 1998
Board of Directors
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            (b) Each share of Oglebay Norton Common Stock, which shall be outstanding immediately prior to the Effective Date, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Date, into one share of the Holding Company Common Stock, for a total of 4,816,258 shares of the Holding Company Common Stock.

         2. The conversion of shares of Oglebay Norton Common Stock will occur without an exchange of certificates. Following the Merger, certificates formerly representing the shares of Oglebay Norton Common Stock will be deemed to represent the Holding Company Common Stock and, accordingly, no certificates for fractional shares of the Holding Company Common Stock, no scrip or other certificates evidencing fractional interests in such shares shall be issueable, and no cash will be distributed in lieu of fractional shares. The registered owners on the books and records of the Holding Company or its transfer agent of any such stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Holding Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of the Holding Company to which such person is entitled.

         3. Dissenters' rights of appraisal will not be available to holders of Oglebay Norton Common Stock in connection with the Merger.

As of the Effective Date, the name of the Holding Company shall be changed to "Oglebay Norton Company."

Following the merger, Oglebay Norton may distribute certain nonoperating assets and the stock of subsidiaries which operate the industrial sands and engineered materials businesses (the "nontransportation assets") representing approximately 25% of its gross assets to the Investment Company. The Investment Company may also assume an amount of liabilities equal to the approximate value of the nontransportation assets.

OPINION
-------

Based on the facts contained herein, the Plan, the Representation Letter and the Form S-4, in our opinion, the federal income tax consequences of the merger of the Merger Company with and into Oglebay Norton will be as follows:

        (1) For federal income tax purposes, the merger of the Merger Company with and into Oglebay Norton will be disregarded and the transaction will be treated as a transfer by the Oglebay Norton shareholders of Oglebay Norton Common



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Board of Directors
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            Stock to the Investment Company in constructive exchange for shares of the Holding Company Common Stock. Rev. Rul. 74-565, 1972-2 C.B. 125.

        (2) The acquisition by the Investment Company of all of the outstanding stock of Oglebay Norton in constructive exchange for the Holding Company Common Stock will be a reorganization within the meaning of
            Section 368(a)(1)(B).(1) Oglebay Norton, the Holding Company and the Investment Company will each be "a party to a reorganization" within the meaning of Section 368(b).

        (3) No gain or loss will be recognized to the Oglebay Norton shareholders on the constructive exchange of the Oglebay Norton Common Stock for the Holding Company Common Stock. Section 354(a)(1).

        (4) The basis of the Holding Company Common Stock deemed to be received by the Oglebay Norton shareholders in the transaction will be the same as the basis of the Oglebay Norton Common Stock constructively exchanged therefor. Section 358(a).

        (5) The holding period of the Holding Company Common Stock deemed to be received by the Oglebay Norton shareholders will include the period during which they held the Oglebay Norton Common Stock that is deemed to be transferred to the Investment Company provided that the shares of Oglebay Norton Common Stock are capital assets on the date of the deemed exchange. Section 1223(1).

        (6) No gain or loss will be recognized by the Holding Company or the Investment Company on the receipt by the Investment Company of the Oglebay Norton Common Stock in constructive exchange for Holding Company Common Stock. Treas. Reg. Section 1.1032-2(b).

        (7) The distribution of nontransportation assets by Oglebay Norton to the Investment Company will be a distribution to which Section 301 applies. Rev. Rul. 74-35, 1974-1 C.B.85.

        (8) The Oglebay Norton consolidated group will not terminate as a result of the Holding Company becoming the common parent. Treas. Reg. Section 1.1502-75(d) and Rev. Rul. 82-152, 1982-2 C.B.205.

--------

            (1) Unless otherwise stated, all Section references contained herein refer to the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.



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Board of Directors
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        (9) The Holding Company's basis in its share of Investment Company
            Common Stock will equal Oglebay Norton's net asset basis. Treas. Reg. Section 1.1502-31(b).

       (10) The Investment Company's basis in its share of Oglebay Norton Common Stock received in the exchange will equal the Oglebay Norton's net asset basis. Treas. Reg. Section 1.1502-31(b).

       (11) The holding period of the share of the Investment Company Common Stock held by the Holding Company will include the period for which the assets are held by Oglebay Norton provided the assets are capital assets on the date of the deemed exchange. Section 1223(1).

       (12) The holding period of the shares of Oglebay Norton Common Stock held by the Investment Company will include the period for which the assets are held by the Investment Company provided the assets are capital assets on the date of the deemed exchange. Section 1223(1).


REPRESENTATIONS
---------------

We have relied on the following representations of fact by Oglebay Norton in connection with the merger of the Merger Company with and into Oglebay Norton:

a. The fair market value of the Holding Company Common Stock constructively received by an Oglebay Norton shareholder will be equal to the fair market value of the Oglebay Norton Common Stock constructively surrendered in exchange therefor.

b. Oglebay Norton Common Stock will be constructively exchanged solely for Holding Company Common Stock, all of which is voting stock. For purposes of this representation, the Oglebay Norton stock redeemed for cash or other property furnished by the Holding Company or the Investment Company will be considered acquired by the Investment Company. Further, no liabilities of Oglebay Norton or Oglebay Norton shareholders will be assumed by the Investment Company, nor will any Oglebay Norton Common Stock be subject to any liabilities.

c. Following the transaction, Oglebay Norton will continue its historic business or use a significant portion of its historic business assets in its business.


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Board of Directors
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d.     On the date of the transaction, the fair market value of the assets of
       Oglebay Norton will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

e. Oglebay Norton, the Holding Company and the Investment Company are not investment companies within the meaning of Section 368(a)(2)(F)(iii) and
       (iv). The term investment company in this context means a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets.

f. Oglebay Norton, the Holding Company, the Investment Company, and the shareholders of Oglebay Norton will each pay their own expenses, if any, incurred in connection with the proposed transaction.

g. Oglebay Norton is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A)) and the stock or securities received in the exchange will not be used to satisfy the indebtedness of such debtor.

h. Oglebay Norton has no plan or intention to issue additional shares of its stock that would result in the Investment Company losing control of Oglebay Norton within the meaning of Section 368(c). For this purpose, "control" means stock possessing at least 80% of the combined voting power of all voting stock and at least 80% of the total number of shares of each other class of stock.

i. The Investment Company has no plan or intention to issue additional shares of its stock that would result in the Holding Company losing control of the Investment Company within the meaning of Section 368(c).



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j.     There is no plan or intention on the part of the Holding Company or any member of its consolidated group to redeem or otherwise acquire any stock to be constructively issued in the transaction.

k. At the time of the transaction, Oglebay Norton will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire stock in Oglebay Norton that, if exercised or converted, would affect the Investment Company's acquisition or retention of control of Oglebay Norton by the Investment Company, as defined in Section 368(c).

l. At the time of the exchange, the Investment Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Investment Company that, if exercised or converted, would affect the Holding Company's retention of control of the Investment Company as defined in Section 368(c).

m. The Holding Company and the Investment Company have no plan or intention to liquidate Oglebay Norton; to merge Oglebay Norton with or into another corporation; to sell or otherwise dispose of the stock of Oglebay Norton except for transfers of stock to corporations controlled within the meaning of Section 368(c) by the Investment Company; or to cause Oglebay Norton to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, and for the possible distribution of certain nontransportation assets, representing approximately 25% of its gross assets, to the Investment Company.

n. The Holding Company has no plan or intention to liquidate the Investment Company; to merge the Investment Company into another corporation; or to sell or otherwise dispose of any Investment Company Common Stock.

o. Prior to the transaction, the Holding Company will be in control of the Investment Company within the meaning of Section 368(c).

p. Prior to the transaction, the Investment Company will be in control of the Merger Company within the meaning of Section 368(c).



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q.     The Holding Company and the Investment Company do not own, nor have they owned during the past 5 years, any shares of the stock of Oglebay Norton.

r. None of the compensation received by any shareholder-employees of Oglebay Norton will be separate consideration for, or allocable to, any of their shares of Oglebay Norton Common Stock; none of the shares of the Holding Company Common Stock received by any shareholder-employees of Oglebay Norton will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

s. The Merger of the Merger Company with and into Oglebay Norton will qualify as a statutory merger under the laws of the Commonwealth of Delaware.

t. Oglebay Norton and the members of its consolidated group do not own nor have they owned in the last 5 years a 50% or greater interest in any corporation (other than stock of other members of the consolidated group) and do not own nor have they owned in the last 5 years any options to acquire such an interest.

u. Oglebay Norton and the members of its consolidated group will not form or acquire any corporation or partnership which will acquire any of the Holding Company Common Stock to be constructively issued in the transaction.

v. Neither Oglebay Norton nor any of the members of its consolidated group own or has owned in the last 5 years an interest in any partnerships which have redeemed any stock of Oglebay Norton shareholders.

w. Oglebay Norton or any member of its consolidated group has not and will not redeem any stock from any Oglebay Norton shareholder in connection with the Merger.

x. Oglebay Norton has not made and will not make any extraordinary distributions to its shareholders in connection with the Merger.

y. The shareholders of Oglebay Norton have no plan or intention to sell or otherwise dispose of any of their Holding Company Common Stock to be constructively received in the Merger to the Holding Company, any member of its consolidated group, or any



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April 6, 1998
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       partnership or limited liability company owned by the Holding Company or any member of its consolidated group.

LAW AND ANALYSIS
----------------

In Rev. Rul. 67-448, 1967-2 C.B.144, pursuant to a plan of reorganization, a parent corporation issued some of its voting shares to its new subsidiary and the subsidiary immediately merged into an unrelated corporation, with the unrelated corporation's shareholders receiving parent stock and the parent receiving 80% or more of the unrelated corporation's stock. The Internal Revenue Service ("Service") held that the existence of the transitory subsidiary was disregarded and the transaction was to be viewed, in substance, as an acquisition by the parent, in exchange solely for part of its voting stock, of the unrelated corporation's stock within the meaning of Section 368(a)(1)(B).

In Rev. Rul. 74-565, pursuant to a plan of reorganization, a parent corporation issued shares of its voting stock to its wholly-owned subsidiary which, in turn, contributed the voting shares to its new second-tier subsidiary and the second-tier subsidiary immediately merged into an unrelated corporation, with the unrelated corporation's shareholders receiving parent stock and the parent receiving 80% or more of the unrelated corporation's stock. The Service, citing Rev. Rul. 67-448, held that the existence of the transitory subsidiary was disregarded and the transaction was to be viewed, in substance, as an acquisition by the parent's wholly-owned subsidiary, in exchange solely for part of parent's voting stock, of the unrelated corporation's stock within the meaning of Section 368(a)(1)(B).

Thus, under Rev. Ruls. 67-448 and 74-565, the existence of the Merger Company will be disregarded and the Merger will be considered a deemed transfer by the Oglebay Norton shareholders of their Oglebay Norton Common Stock to the Investment Company solely in constructive exchange for the Holding Company Common Stock.

Section 368(a)(1)(B) provides that the term "reorganization" means the acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or part of the voting stock of a corporation which is in control of the acquiring corporation), of the stock of another corporation if, immediately after the acquisition, the acquiring corporation has control of such other corporation. Section 368(c) defines control to mean the ownership of at least 80 percent of the stock entitled to vote and at least 80 percent of the total number of shares of each other class of the corporation's nonvoting stock.

Treas. Reg. Section 1.368-2(c) provides that, in order to qualify as a reorganization under section 368(a)(1)(B), the acquisition by the acquiring corporation of stock of another corporation must be in exchange solely for all or a part of the voting stock of the acquiring


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Board of Directors
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corporation (or, in the case of transactions occurring after December 31, 1963, solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), and the acquiring corporation must be in control of the other corporation immediately after the transaction.

In the transaction, the Investment Company will acquire 100 percent of the stock of Oglebay Norton and, thus, the Investment Company will control Oglebay Norton within the meaning of Section 368(c). The only consideration the Oglebay Norton shareholders will receive is the Holding Company Common Stock upon the conversion of the Oglebay Norton Common Stock into the Holding Company Common Stock.

Oglebay Norton is party to a Restated Rights Agreement, dated as of February 22, 1989, with National City Bank as Rights Agent. Under the Restated Rights Agreement, rights have been issued with respect to each outstanding share of Oglebay Norton Common Stock. In the event that any person or group acquires 15% or more of the outstanding shares of Oglebay Norton Common Stock, each right "flips in" and entitles the holder to purchase an additional share of Oglebay Norton Common Stock for $2.50. As a result of the Merger, the Holding Company will assume the Restated Rights Agreement, and thereafter the rights issued under the Restated Rights Agreement will relate to Common Shares of the Holding Company, rather than shares of Common Stock of Oglebay Norton.

The assumption of the Restated Rights Agreement will not disqualify the transaction from qualifying as a reorganization under Section 368(a)(1)(B). In Rev. Rul. 90-11, 1990-1 C.B.10, the Service held that the adoption of the described "poison pill" plan by the corporation's board of directors does not constitute the distribution of stock or property by the corporation to its shareholders, an exchange of property or stock (either taxable or nontaxable), or any other event giving rise to the realization of gross income by any taxpayer, even though it is treated as a distribution of a dividend under state law.

In addition to the requirements set forth in the statute, certain requirements set forth in the regulations under Section 368 must also be met in order for a transaction to be a tax-free reorganization. Treas. Reg. Section 1.368-1(b) excepts from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code as are required by business exigencies and which affect only a readjustment of a continuing interest in property under modified corporate form. Requisite to a reorganization are a continuity of business enterprise and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.


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Under Treas. Reg. Section 1.368-1(e), the continuity of interest doctrine requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation (i.e., the acquiring corporation or a corporation in control of the acquiring corporation), it is exchanged by the acquiring corporation for a direct interest in the target corporation enterprise, or it otherwise continues as a proprietary interest in the target corporation. A proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, it is acquired by the issuing corporation for consideration other than stock of the issuing corporation, or stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved. For purposes of the continuity of interest requirement, a mere disposition of stock of the target corporation prior to a potential reorganization to persons not related (as defined in Treas. Reg.
Section 1.368- 1(e)(3) and determined without regard to Treas. Reg. Section 1.368-1(e)(3)(i)(A)) to the target corporation or to persons not related (as defined in Treas. Reg. Section 1.368-1(e)(3)) to the issuing corporation is disregarded and a mere disposition of stock of the issuing corporation received in a potential reorganization to persons not related (as defined in Treas. Reg.
Section 1.368-1(e)(3)) to the issuing corporation is disregarded.

Treas. Reg. Section 1.368-1T(e)(1)(ii)(A) provides that a proprietary interest in the target corporation (other than one held by the acquiring corporation) is not preserved if, prior to and in connection with a potential reorganization, it is redeemed or to the extent that, prior to and in connection with a potential reorganization, an extraordinary distribution is made with respect to it. The determination of whether a distribution with respect to stock of the target corporation is an extraordinary distribution for purposes of Treas. Reg. Section 1.368-1T(e)(1)(ii) will be made on the basis of all of the facts and circumstances, but the treatment of the distribution under Section 1059 (relating to extraordinary dividends) will not be taken into account.

Oglebay Norton's shareholders will receive solely Holding Company Common Stock, the corporation in control of the acquiring corporation, i.e., the Investment Company. It has been represented that there is no plan or intention on the part of the Holding Company or any member of its consolidated group to redeem or otherwise acquire any stock to be issued in the transaction. It has also been represented that the shareholders of Oglebay Norton have no plan or intention to sell or otherwise dispose of any of their Holding Company Common Stock to be constructively received in the Merger to the Holding Company, any member of its consolidated group or any partnership or limited liability company owned by the Holding Company or any member of its consolidated group. Further, it has been represented that


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April 6, 1998
Board of Directors
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Oglebay Norton or any member of its consolidated group has not and will not redeem or otherwise acquire any stock from any Oglebay Norton shareholder in connection with the Merger and Oglebay Norton has not made and will not make any extraordinary distributions to its shareholders in connection with the Merger. Accordingly, the continuity of interest requirement will be met.

Treas. Reg. Section 1.368-1(d)(1) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic assets in a business. It has been represented that, following the transaction, Oglebay Norton will continue its historic business or use of a significant portion of its historic business assets in its business; thus, the continuity of business enterprise requirement will be met.

In order to qualify as a reorganization described in Section 368, there must be a genuine business purpose for this transaction. The Boards of Directors of the Holding Company and Oglebay Norton have determined that it is in the best interests of the corporations and their respective stockholders that the Merger take place. Specifically, the Boards believe that the Merger will, to some extent, enable Oglebay Norton to insulate certain of its assets and operations from some of the risks incident to other operations and broaden the alternatives available for future financing. Therefore, this requirement will be met.

Based on the above law and analysis, the merger of the Merger Company with and into Oglebay Norton and the constructive exchange of Oglebay Norton Common Stock by the Oglebay Norton shareholders for the Holding Company Common Stock will qualify as a reorganization described in Section 368(a)(1)(B).

Section 368(b)(2) provides that the term "a party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under section 368(a)(1)(B), the term "a party to a reorganization" also includes the controlling corporation. Accordingly, Oglebay Norton, the Holding Company and the Investment Company will each be a party to a reorganization.

Section 354(a)(1) provides that no gain or loss shall be recognized to a shareholder if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. Because Oglebay Norton and the Holding Company will each be parties to a reorganization, no gain or loss will be recognized by the Oglebay Norton shareholders upon the conversion of their Oglebay Norton Common Stock solely for the Holding Company Common Stock.



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Board of Directors
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Section 358(a)(1) provides that, in the case of an exchange to which Section 354 applies, the basis of the property permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by (i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized in such exchange (not including any portion of such gain which was treated as a dividend). The basis of the Holding Company Common Stock deemed to be received by the Oglebay Norton shareholders in the transaction will be the same as the basis of the Oglebay Norton Common Stock transferred to the Holding Company because this proposed transaction will constitute an exchange to which Section 354 applies. Each of the Oglebay Norton shareholders should contact their own tax advisors to determine the basis they will have in their Holding Company Common Stock.

Section 1223(1) provides that, in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in its hands as the property exchanged, provided the property exchanged at the time of such exchange is a capital asset as defined in Section 1221 or property described in Section 1231. The basis of the Holding Company Common Stock deemed to be received by the Oglebay Norton shareholders will have the same basis as the Oglebay Norton Common Stock constructively exchanged therefor; accordingly, the holding period for the Holding Company Common Stock will include the period for which the Oglebay Norton Common Stock was held by the shareholders, provided that the Oglebay Norton shares are capital assets on the date of the exchange.

Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. Treas. Reg. Section 1.1032-2(b) provides that in the case of a triangular B reorganization, the stock of the corporation (P) in control of the acquiring corporation (S) provided by P to S, or directly to the corporation acquired (T) or T's shareholders on behalf of S, pursuant to the plan of reorganization is treated as a disposition by P of shares of its own stock for T stock. Accordingly, the Holding Company and the Investment Company will not recognize any gain or loss on constructive issuance of Holding Company Common Stock.

Rev. Rul. 74-35 provides that a distribution, pursuant to a plan of reorganization under Section 368(a)(1)(B), by the acquired corporation (X) of appreciated investment assets, amounting to 30% in value of X's assets, not constituting an active trade or business, to the acquiring corporation (Y) is a distribution to which Section 301 applies. The issue in the revenue ruling

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April 6, 1998
Board of Directors
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is whether the transaction will be recast for federal income tax purposes into
(1) a constructive sale by X to Y of the assets " distributed" in exchange for an amount of the Y stock received of equivalent value, followed by a constructive taxable distribution of such stock by X to its shareholders, and
(2) a concurrent exchange by the X shareholders of their X stock solely for the remainder of the Y stock qualifying as a reorganization under Section 368(a)(1)(B). The Service held that it will not recast the transaction because Y does not acquire substantially all of the property of X. Y continues its stock interest in X, which retains all of its operating assets and 70% in value of all the assets it owned prior to the transaction.

After the merger, Oglebay Norton may distribute the nontransportation assets to the Investment Company, and the Investment Company may assume a similar amount of liabilities. These assets represent approximately 25% of the gross assets of Oglebay Norton. Although the stock of operating subsidiaries may be distributed in addition to nonoperating assets, the principles of this ruling will still apply because Oglebay Norton will retain all of its operating assets and approximately 75% in value of the asset it owns prior to the transaction. Accordingly, the transfer of nontransportation assets by Oglebay Norton to the Investment Company will be treated as a distribution to which Section 301 applies.

A group structure change is a transaction in which the affiliated group continues notwithstanding the fact that the common parent ceases to be the common parent by reason of a downstream merger or similar transaction described in Treas. Reg. Section 1.1502-75(d)(2) or a reverse acquisition described in Treas. Reg. Section 1.1502-75(d)(3).

Treas. Reg. Section 1.1502-75(d)(2)(ii) provides that the affiliated group shall be considered as remaining in existence notwithstanding that the common parent is no longer in existence if the members of the affiliated group succeed to and become owners of substantially all of the assets of the former parent and there remains one or more chains of includible corporations connected through stock ownership with a common parent corporation that is an includible corporation and that was a member of the group prior to the date the former parent ceases to exist.

Treas. Reg. Section 1.1502-75(d)(3) provides that the affected group shall be considered as remaining in existence in the case of transactions characterized as a "reverse acquisition." A "reverse acquisition" is defined as a transaction in which a corporation ("first corporation") or any member of the group of which the first corporation is the common parent acquires (a) stock of another corporation ("second corporation"), and as a result the second corporation becomes (or would become but for the application of Treas. Reg. Section 1.1502-75(d)(3)) a member of the group of which the first corporation is the common parent, or (b) substantially all the assets of the second corporation. The acquisition of stock or assets must be in exchange (in whole or in part) for stock of the first corporation, and the stockholders (immediately


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April 6, 1998
Board of Directors
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before the acquisition) of the second corporation, as a result of owning stock of the second corporation, own (immediately after the acquisition) more than 50 percent of the fair market value of the outstanding stock of the first corporation.

In Rev. Rul. 82-152, the Service held that while a merger of a second-tier wholly-owned subsidiary of a first-tier wholly-owned subsidiary into a parent corporation, with the parent corporation surviving and the former parent corporation shareholders exchanging all of their parent stock for stock of the first-tier subsidiary, does not satisfy the literal description of either an acquisition of assets by a subsidiary under Treas. Reg. Section 1.1502-75(d)(2) or a reverse acquisition under Treas. Reg. Section 1.1502-75(d)(3), it is indistinguishable in substance from a transaction described in Treas. Reg.
Section 1.1502-75(d)(2) and the group will be treated as remaining in existence. While the Merger Company is a third-tier wholly-owned subsidiary of Oglebay Norton, the merger of the Merger Company into Oglebay Norton with the shareholders of Oglebay Norton constructively exchanging their shares of Oglebay Norton Common Stock for the Holding Company Common Stock is not distinguishable in substance from Treas. Reg. Section 1.1502-75(d)(2) and Rev. Rul 82-152. Accordingly, a group structure change will result from the merger of the Merger Company into Oglebay Norton and the Oglebay Norton consolidated group will be treated as remaining in existence.

If one corporation succeeds another corporation as the common parent of a consolidated group in a group structure change, the corporation's basis in the stock of the former common parent (or the stock of a successor) is adjusted or determined under Treas. Reg. Section 1.1502-31.

Treas. Reg. Section 1.1502-31(b)(2) provides that if a corporation acquires stock of the former common parent in a group structure change, the corporation's basis in the former common parent's stock immediately after the group structure change (including any stock of the former common parent owned before the group structure change) is redetermined to reflect the acquiring corporation's allocable share of the former common parent's net asset basis.

The net asset basis is the basis the former common parent would have in the stock of a newly formed subsidiary if (1) the former common parent transferred its assets (and any liabilities assumed or to which the assets are subject) to the subsidiary in a transaction to which Section 351 applies; (2) the former common parent and the subsidiary were members of the same consolidated group; and (3) the asset basis taken into account is each asset's basis immediately after the group structure change.

The basis of the Investment Company Common Stock held by the Holding Company will reflect the net asset basis of Oglebay Norton. In addition, the basis of the shares of Oglebay Norton Common Stock to the Investment Company will reflect the net asset basis of the Investment Company.



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April 6, 1998
Board of Directors
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Section 1223(1) provides that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which he held the property exchanged if, under this chapter, the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged, and, in the case of such exchanges after March 1, 1954, the property exchanged at the time of such exchange was a capital asset as defined in section 1221 or property described in section 1231. Because the basis of the share of the Investment Company Common Stock will be the same, in whole or in part, in the hands of the Holding Company as the net asset basis of Oglebay Norton, in determining the period for which the Holding Company has held the share of Investment Company Common Stock, there will be included the period for which the assets were held by Oglebay Norton provided that the assets are capital assets on the date of the deemed exchange. Because the basis of the share of the Oglebay Norton Common Stock will be the same, in whole or in part, in the hands of the Investment Company as the net asset basis of the Investment Company, in determining the period for which the Investment Company has held the share of Oglebay Norton Common Stock, there will be included the period for which the assets were held by Oglebay Norton provided that the assets are capital assets on the date of the deemed exchange.

GENERAL
-------

We note that the federal income tax consequences to the parties involved relating to the transactions described herein are complex and subject to varying interpretations. Thus, we can give you no assurance that the Service or the courts would ultimately resolve the issues discussed herein in agreement with our opinions.

Our opinion is based upon our assumption (without independent investigation or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic and our assumption (without independent investigation or review) that there will be timely execution and delivery of, and performance as required by the representations and documents.

Additionally, we cannot assume responsibility for apprising the parties of any federal income tax developments that occur subsequent to the date of this letter. If there are any significant changes of the foregoing tax authorities, it may result in our opinion being rendered invalid, or necessitate (upon your request) a reconsideration of the opinion.

We have not considered the consequences to the parties involved of any tax other than the federal income tax.

This opinion letter is solely for your information and inclusion in the Form S-4 Registration Statement relating to the transaction described herein to be filed with the Securities and

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April 6, 1998
Board of Directors
Page 17


Exchange Commission on April 6, 1998. Other than the uses indicated in the preceding sentence, this opinion may not be relied upon, distributed, or disclosed by anyone without prior written consent of Deloitte & Touche LLP.

If we can be of further assistance in connection with this matter, please contact us.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP


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